Exhibit 23.1

Consent of Independent Auditors

The Board Of Directors
Argan, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (SEC File No. 333-109528) of Argan, Inc. (formerly Puroflow Incorporated) of: our report dated February 26, 2003, relating to the consolidated balance sheets of Argan, Inc. and subsidiaries at January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, appearing in the Annual Report on Form 10-KSB of Argan, Inc. for the fiscal year ended January 31, 2003, as filed with the Commission on March 20, 2003; and our report dated February 26, 2003 (except as to Note 13, for which the date is January 21, 2004) relating to the consolidated balance sheets of Argan, Inc. and subsidiaries at January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, appearing in the Current Report on Form 8-K of Argan, Inc., dated January 27, 2004.  We also consent to the reference to us under the heading "Experts" in such registration statement.

 /s/ Rose, Snyder & Jacobs

 Rose, Snyder & Jacobs

Encino, California
March 1, 2004